                                                      OMB APPROVAL
                                         OMB NUMBER:                  3235-0145
                                         EXPIRES:              OCTOBER 31, 1997
                                         ESTIMATED AVERAGE BURDEN
                                         HOURS PER RESPONSE...............14.90


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*


                             Mystic Financial, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    628643108
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)

                                  July 25, 2001
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE: SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13d-1(a) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               Page 1 of 13 pages
                       Exhibit Index located on Page ___       SEC 1746 (12-91)

                                  SCHEDULE 13D

CUSIP No. 628643108                                           Page 2 of 13 pages

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Sandler O'Neill Asset Management, LLC


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]
                                                               (b) [   ]


3  SEC USE ONLY


4  SOURCE OF FUNDS*

   00


5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                   [   ]


6  CITIZEN OR PLACE OF ORGANIZATION

   New York


      NUMBER OF          7  SOLE VOTING POWER

       SHARES
                         8  SHARED VOTING POWER
      BENEFICIALLY
                            75,845
      OWNED BY
                         9  SOLE DISPOSITIVE POWER
        EACH

   REPORTING PERSON      10 SHARED DISPOSITIVE POWER

        WITH                75,845


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   75,845


12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                   [   ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   4.4%


14 TYPE OF REPORTING PERSON*

   00


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

                                  SCHEDULE 13D

CUSIP No. 628643108                                           Page 3 of 13 pages


   1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   SOAM Holdings, LLC


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]
                                                               (b) [   ]


3  SEC USE ONLY


4  SOURCE OF FUNDS*

   00


5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                   [   ]


6  CITIZEN OR PLACE OF ORGANIZATION

   Delaware


      NUMBER OF          7  SOLE VOTING POWER

       SHARES
                         8  SHARED VOTING POWER
      BENEFICIALLY
                            66,545
        OWNED BY
                         9  SOLE DISPOSITIVE POWER
        EACH

   REPORTING PERSON      10 SHARED DISPOSITIVE POWER

        WITH                66,545



11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   66,545


12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                   [   ]

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   3.9%


14 TYPE OF REPORTING PERSON*

   00


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          3 of 9

                                  SCHEDULE 13D

CUSIP No. 628643108                                           Page 4 of 13 pages


1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Malta Partners, L.P.


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]
                                                               (b) [   ]


3  SEC USE ONLY


4  SOURCE OF FUNDS*

   WC


5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                   [   ]


6  CITIZEN OR PLACE OF ORGANIZATION

   Delaware


      NUMBER OF          7  SOLE VOTING POWER

       SHARES
                         8  SHARED VOTING POWER
      BENEFICIALLY
                            5,900
        OWNED BY
                         9  SOLE DISPOSITIVE POWER
        EACH

   REPORTING PERSON      10 SHARED DISPOSITIVE POWER

        WITH                5,900


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   5,900


12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                   [   ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   0.4%


14 TYPE OF REPORTING PERSON*

   PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          4 of 9

                                  SCHEDULE 13D

CUSIP No. 628643108                                           Page 5 of 13 pages



1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Malta Partners II, L.P.


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]
                                                               (b) [   ]


3  SEC USE ONLY


4  SOURCE OF FUNDS*

   WC


5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                   [   ]


6  CITIZEN OR PLACE OF ORGANIZATION

   Delaware


      NUMBER OF          7  SOLE VOTING POWER

       SHARES
                         8  SHARED VOTING POWER
      BENEFICIALLY
                            17,700
        OWNED BY
                         9  SOLE DISPOSITIVE POWER
        EACH

   REPORTING PERSON      10 SHARED DISPOSITIVE POWER

        WITH                17,700


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   17,700


12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                   [   ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   1.0%


14 TYPE OF REPORTING PERSON*

   PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          5 of 9

                                  SCHEDULE 13D

CUSIP No. 628643108                                           Page 6 of 13 pages


1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Malta Hedge Fund, L.P.


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]
                                                               (b) [   ]


3  SEC USE ONLY


4  SOURCE OF FUNDS*

   WC


5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                   [   ]


6  CITIZEN OR PLACE OF ORGANIZATION

   Delaware


      NUMBER OF          7  SOLE VOTING POWER

       SHARES
                         8  SHARED VOTING POWER
      BENEFICIALLY
                            6,600
        OWNED BY
                         9  SOLE DISPOSITIVE POWER
        EACH

   REPORTING PERSON      10 SHARED DISPOSITIVE POWER

        WITH                6,600


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   6,600


12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                   [   ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   0.4%


14 TYPE OF REPORTING PERSON*

   PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          6 of 9

                                  SCHEDULE 13D

CUSIP No. 628643108                                           Page 7 of 13 pages


1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Malta Hedge Fund II, L.P.


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]
                                                               (b) [   ]


3  SEC USE ONLY


4  SOURCE OF FUNDS*

   WC


5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                   [   ]


6  CITIZEN OR PLACE OF ORGANIZATION

   Delaware


      NUMBER OF          7  SOLE VOTING POWER

       SHARES
                         8  SHARED VOTING POWER
      BENEFICIALLY
                            36,345
        OWNED BY
                         9  SOLE DISPOSITIVE POWER
        EACH

   REPORTING PERSON      10 SHARED DISPOSITIVE POWER

        WITH                36,345


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   36,345


12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                   [   ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   2.1%


14 TYPE OF REPORTING PERSON*

   PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          7 of 9

                                  SCHEDULE 13D

CUSIP No. 628643108                                           Page 8 of 13 pages


1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Malta Offshore, Ltd

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]
                                                               (b) [   ]


3  SEC USE ONLY


4  SOURCE OF FUNDS*

   WC


5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                   [   ]


6  CITIZEN OR PLACE OF ORGANIZATION

   Cayman Islands


      NUMBER OF          7  SOLE VOTING POWER

       SHARES
                         8  SHARED VOTING POWER
      BENEFICIALLY
                            9,300
        OWNED BY
                         9  SOLE DISPOSITIVE POWER
        EACH

   REPORTING PERSON      10 SHARED DISPOSITIVE POWER

        WITH                9,300


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,300


12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                   [   ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   0.5%


14 TYPE OF REPORTING PERSON*

   CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          8 of 9

                                  SCHEDULE 13D

CUSIP No. 628643108                                           Page 9 of 13 pages


1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Terry Maltese


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]
                                                               (b) [   ]


3  SEC USE ONLY


4  SOURCE OF FUNDS*

   00


5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                   [   ]


6  CITIZEN OR PLACE OF ORGANIZATION

   USA


       NUMBER OF         7  SOLE VOTING POWER

       SHARES
                         8  SHARED VOTING POWER
      BENEFICIALLY
                            75,845
        OWNED BY
                         9  SOLE DISPOSITIVE POWER
        EACH

   REPORTING PERSON      10 SHARED DISPOSITIVE POWER

        WITH                75,845


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   75,845


12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                   [   ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   4.4%


14 TYPE OF REPORTING PERSON*

   IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          9 of 9

   This Amendment No. 4 to Schedule 13D relating to Mystic Financial, Inc. is being filed on behalf of the undersigned to amend Amendment No. 3 to the
Schedule 13D dated June 15, 2001, Amendment No. 2 to the Schedule 13D dated April 25, 2001, Amendment No. 1 to the Schedule 13D dated February 13, 2001 and the Schedule 13D dated May 25, 2000 (the "Schedule 13D"). Terms defined in the
Schedule 13D and not defined herein have the same meaning as in the Schedule
13D.

ITEM 3. SOURCE AND AMOUNT OF FUNDS.

   Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

   The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $61,619, $68,113, $182,344, $385,573 and $97,481, respectively. Such shares were purchased with the investment capital of the respective entities.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

   Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 1,711,216 shares of Common Stock outstanding, as set forth in the most recently available public information for the Issuer, as of the close of business on July 25, 2001:

   (i) MP beneficially owned 5,900 shares of Common Stock, constituting approximately 0.4% of the shares outstanding.

   (ii) MPII beneficially owned 17,700 shares of Common Stock, constituting approximately 1.0% of the shares outstanding.

   (iii) MHF beneficially owned 6,600 shares of Common Stock, constituting approximately 0.4% of the shares outstanding.

   (iv) MHFII beneficially owned 36,345 shares of Common Stock, constituting approximately 2.1% of the shares outstanding.

   (v) MO beneficially owned 9,300 shares of Common Stock, constituting approximately 0.5% of the shares outstanding.

   (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 5,900 shares owned by MP, the 6,600 shares owned by MHF, the 17,700 shares owned by MPII, the 36,345 shares owned by MHFII and the 9,300 shares owned by MO, or an aggregate of 75,845 shares of Common Stock, constituting approximately 4.4% of the shares outstanding.

   (vii) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 5,900 shares owned by MP, the 6,600 shares owned by MHF, the 17,700 shares owned by MPII, and the 36,345 shares owned by MHFII, or an aggregate of 66,545 shares of Common Stock, constituting approximately 3.9% of the shares outstanding.

   (viii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 5,900 shares owned by MP, the 6,600 shares owned by MHF, the 17,700 shares owned by MPII, the 36,345 shares owned by MHFII and the 9,300 shares owned by MO, or an aggregate of 75,845 shares of Common Stock, constituting approximately 4.4% of the shares outstanding.

   (ix) In the aggregate, the Reporting Persons beneficially own an aggregate of 75,845 shares of Common Stock, constituting approximately 4.4% of the shares outstanding.

   (x)    2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to July 25, 2001, MP effected the following transaction in the Common Stock in open market transactions with brokers:


                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         07/25/01           Sold              3,800            $15.430

   During the sixty days prior to July 25, 2001, MHF effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         07/25/01           Sold               4,200           $15.430


   During the sixty days prior to July 25, 2001, MPII effected the following transaction in the Common Stock in open market transactions with brokers:


                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         07/25/01           Sold              11,100           $15.430

   During the sixty days prior to July 25, 2001, MHFII effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         07/25/01           Sold              22,900           $15.430

   During the sixty days prior to July 25, 2001, MO effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         07/25/01           Sold               5,900           $15.430


(d) Not applicable.

(e) Not applicable.

                                   SIGNATURES

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 2, 2001

MALTA PARTNERS, L.P.                    MALTA HEDGE FUND, L.P.

By:      SOAM Holdings, LLC,            By:      SOAM Holdings, LLC,
         the sole general partner                the sole general partner



By: /s/  Terry Maltese                  By: /s/  Terry Maltese
--------------------------------------  ---------------------------------------
         Terry Maltese                           Terry Maltese
         President                               President



MALTA PARTNERS II, L.P.                 MALTA HEDGE FUND II, L.P.

By:      SOAM Holdings, LLC,            By:      SOAM Holdings, LLC,
         the sole general partner                the sole general partner


By: /s/  Terry Maltese                  By: /s/  Terry Maltese
--------------------------------------  ---------------------------------------
         Terry Maltese                           Terry Maltese
         President                               President


MALTA OFFSHORE, LTD                     Sandler O'Neill Asset Management LLC

By:      Sandler O'Neill
         Asset Management LLC

By: /s/  Terry Maltese                  By: /s/  Terry Maltese
--------------------------------------  ---------------------------------------
         Terry Maltese                           Terry Maltese
         President                               President



SOAM Holdings, LLC                      Terry Maltese


By: /s/  Terry Maltese                  By: /s/  Terry Maltese
--------------------------------------  ---------------------------------------
         Terry Maltese                           Terry Maltese
         President